EXHIBIT 99.2


                               ____________, 1995



Shareholders of First Western National Bank


Dear Shareholder:

                  A  Special  Meeting  of  the  Shareholders  of  First  Western
National Bank (the "Bank") has been called for _____ a.m., Mountain Standard Time, on _________, 1995, at the offices of the Bank located at Main and Third South Streets, Moab, Utah.

                  The purpose of the Special Meeting is to consider and act upon an Agreement and Plan of Reorganization (the "Plan of Reorganization") among First Western Bancorporation ("First Western"), Zions Bancorporation ("Zions"), Zions First National Bank ("Zions Bank") and the Bank.

                  If the Plan of Reorganization is approved and all conditions are met, the Plan of Reorganization will result in the merger of the Bank into Zions Bank with Zions Bank being the surviving entity and the merger of First Western into Zions with Zions being the surviving entity. Upon consummation of the Plan of Reorganization, each holder (other than Zions) of Bank Common Stock will, upon surrender of the shareholder's stock certificate, be entitled to receive in exchange for each share held as of the effective date of the Plan of Reorganization, that number of shares of Zions Common Stock calculated by dividing the $9,300,000 purchase price plus certain accretions (as described in the Plan of Reorganization) by the average closing price (as defined in the Plan of Reorganization) of Zions Common Stock and by further dividing the number so reached by the number of shares of Bank Common Stock issued and outstanding as of the effective date of the merger. No fractional shares of Zions Common Stock will be issued. Instead, cash in an amount equal to the fractional part of a share multiplied by the average closing price of Zions Common Stock will be paid to Bank shareholders.

                  For example, assuming that the Plan of Reorganization had been consummated as of April 3, 1995, that the average closing price of Zions Common Stock had been $39.48, and that the net undistributed income of the Bank had been $636,189, the merger would have resulted in an exchange ratio of 4.195 shares of Zions Common Stock for each share of Bank Common Stock (other than shares held by Zions), or an equivalent consideration to holders of Bank Common Stock (other than Zions) of $165.60 per share.


                  The accompanying Proxy Statement details the terms of the proposed Plan of Reorganization and merger and provides information concerning the Bank, First Western, Zions Bank, and Zions, and the Plan of Reorganization. The Proxy Statement contains important information necessary for you to make a decision about how to vote at the Special Meeting. Please read it carefully.

                  The affirmative vote of the holders of two-thirds of the issued and outstanding shares of the Bank is required for approval of the Plan of Reorganization. Therefore, it is important that you vote. The failure to vote will have the same effect as a vote against the merger. Consequently, please mark, sign, date and return the enclosed proxy as soon as possible.

                  Any shareholder may attend the Special Meeting and vote in person if desired.


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Shareholders of First Western
  National Bank
____________, 1995
Page 2



                  Consummation of the Plan of Reorganization and merger is subject to approval by federal and state bank regulatory agencies and to certain other conditions. If approved, the Plan of Reorganization will most likely be consummated during the second quarter of 1995, assuming that all banking regulatory approvals are received timely.

                  The Board of Directors has unanimously approved the Plan of Reorganization and determined that the merger is in the best interests of the Bank, its shareholders, employees and the community it serves and is fair to shareholders of the Bank from a financial point of view. The Board of Directors unanimously recommends that you vote to approve the Plan of Reorganization.

                  If the Plan of Reorganization is approved by the shareholders, Zions on or shortly after the effective date of the Plan of Reorganization will send you instructions describing the procedure to be followed to exchange your Bank stock certificate for common stock of Zions. Please do not send your certificates to Zions or Zions Bank prior to receiving these instructions.

                                                        Sincerely,



                                                        I.D. Nightingale
                                                        Chairman of the Board


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